EXHIBIT B

                                       TO

            AMENDED DISCLOSURE STATEMENT WITH RESPECT TO AMENDED PLAN
                     OF REORGANIZATION OF HOME HOLDINGS INC.

                                   PROJECTIONS

                                                                       EXHIBIT B

                               HOME HOLDINGS INC.

                         PROJECTED FINANCIAL INFORMATION

      A. Introduction

      These projected financial statements (the "Projections") were prepared by Zurich Insurance Company or an affiliate ("Zurich") in order to show the results of the operations of Reorganized Home following consummation of the Plan, assuming the Merger by Reorganized Home with and into ZRNA. No assurance can be given that such Merger will occur or, if so, when. The Projections are based on the assumptions discussed below. The Projections should be read in conjunction with the Disclosure Statement, including "CERTAIN FACTORS TO BE CONSIDERED--Risk Factors."

      All capitalized terms not defined in this exhibit have the same meanings ascribed to them in the Disclosure Statement to which this exhibit is attached.

      THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTOR'S OR ZURICH'S INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTOR, REORGANIZED HOME, AND ZURICH. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTOR, ZURICH, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

      The Projections included herein are:

      1. Projected Income Statement of Reorganized Home for each of the five fiscal years in the period ending December 31, 2002.

      2. Projected Balance Sheets of Reorganized Home as of the fiscal years ending in December 31, 1998, 1999, 2000, 2001, and 2002.

      The Projections present, to the best of Zurich's knowledge and belief, the expected financial position, results of operations and flows of Reorganized Home for the periods shown assuming the Merger described herein, which Merger may or may not occur. Accordingly, the Projections reflect Zurich's judgment, as of the date of this Disclosure Statement, of expected future operating conditions. All estimates and assumptions shown within the projections were developed by Zurich. The assumptions disclosed here are those that Zurich believes are significant to the Projections. There will normally be differences between projected and actual results because events and circumstances frequently do not occur as expected.

      The Projections are based on a number of estimates and assumptions that, although developed and considered reasonable by Zurich, are inherently subject to significant economic and competitive uncertainties and contingencies, some of which are beyond the control of Reorganized Home and Zurich. The Projections are based upon assumptions of future business decisions which are subject to change. Accordingly, there can be no assurance that the projected results will be realized, and actual results may vary materially from those projected. If actual results are lower than those shown or if the assumptions used in formulating the Projections are not realized, Reorganized Home's operating results and cash flows, and hence its ability to perform under the Plan, may be materially adversely affected.

      Neither the Debtor nor Zurich intend to revise the Projections solely to reflect circumstances existing after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. The Debtor and Zurich assume no responsibility to advise users of the Projections about any subsequent changes.

      WHILE ZURICH BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL STATEMENTS FOR THE PERIOD SHOWN, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. THE DEBTOR AND ZURICH URGE THAT THE UNDERLYING ASSUMPTIONS BE CONSIDERED CAREFULLY BY HOLDERS OF CLAIMS IN REACHING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

      B. Reorganized Home's Business

      It is anticipated that, following the Effective Date, Reorganized Home will be merged (the "Merger") with and into Zurich Reinsurance North America, a Connecticut insurance company ("ZRNA"). Zurich's current intention, subject to certain conditions, including receipt of all necessary regulatory approvals, is to consummate the Merger after the Effective Date, however no assurances can be given that such merger will occur, or, if it does occur, when.

      ZRNA is the principal underwriting affiliate of Zurich in the North American market for traditional property and casualty reinsurance. Zurich anticipates that, following the Merger, the assets, business, and operations of ZRNA will be continued substantially as they are currently being conducted. Management of ZRNA may, however, cause ZRNA to make such changes as are deemed appropriate and intends to continue to review ZRNA and its assets, businesses, operations, properties, policies, corporate structure, capitalization, and management and consider whether any changes would be desirable in light of the circumstances then existing. In addition, Zurich intends to continue to review the business of ZRNA and identify synergies and potential cost savings.

      C. Assumptions For Projections For the Five Fiscal Years In The Period Ending December 31, 2002

      ZRNA is facing an increasingly competitive U.S. reinsurance market. This competition is taking place on two levels: the first is on the corporate level, where acquisitions continue to drive the consolidation of the reinsurance industry; and the second (somewhat the result of such consolidation) is on the continuing competition for business at the customer level. The U.S. reinsurance industry is still rapidly consolidating as evidenced by the significant acquisitions recently completed or in progress. In general, the rationale given for these transactions has been market presence, security, and strength, and the ability to serve customers.

      ZRNA believes that the reinsurance market continues to suffer from over capacity and soft pricing conditions in many lines of both the primary and reinsurance markets. As the larger, better-capitalized reinsurers are improving their industry standing versus smaller, weakly-capitalized firms, smaller companies are striving to compete through inadequate pricing and weakening of coverage terms. The eventual result of this consolidation should be to remove excess capital from the market, however it is difficult to forecast when that will occur. ZRNA believes that it is in an advantageous position relative to most of its competitors. Its strong capitalization, ability and desire to underwrite lead lines, and past commitment to developing a customer service oriented culture and infrastructure distinguishes ZRNA from other reinsurers.

      Given that overall growth in reinsurance premiums has slowed, this competitive environment should continue as companies with under-utilized capital try to capture premium volume with low prices. ZRNA has emphasized to customers its lead line capability, the range of services it provides, its specialization approach to underwriting, and its ability to compete with direct reinsurers. The results of this strategy can be seen in ZRNA's growth in written premium and percent of treaties led. Premiums have increased over seven-fold in the last three years. As part of ZRNA's customer focused strategy, ZRNA continues to lead on a large majority of treaties.

      Based on these objectives, and expected market conditions, ZRNA has developed a forecast for 1998 and beyond. There are two sets of assumptions that drive the financial projections: underwriting and investments. The underwriting assumptions are determined by aggregating the anticipated underwriting activity of each underwriting (i.e., sales) department of ZRNA within the context of the current market environment. These department-level assumptions are then aggregated into a company forecast which is evaluated for reasonableness. Investment assumptions are done at a company level, where the investment portfolio is managed. These assumptions are conservative and non-predicative. In other words, ZRNA makes no predictions that interest rates will rise or fall. The investment assumptions are based on current investment conditions, and the investment returns are driven by cash flows into or out of the portfolio, not changes in investment performance.

      These projections are obviously forward-looking statements. While these forecasts are ZRNA's best estimate of the future results of the company, ZRNA anticipates that there will be material differences from the actual results. Underwriting conditions, competitive activities and the investment environment will all vary over the projection period and there are significant uncertainties with respect to each of the assumptions made in these projections.

Zurich Reinsurance North America                           Pro Forma Projections

--------------------------------------------------------------------------------------------------------------------------
Income Statement                               1997          1998          1999          2000          2001          2002
----------------                               ----          ----          ----          ----          ----          ----

--------------------------------------------------------------------------------------------------------------------------
Earned Premium                            1,090,716     1,114,644     1,181,432     1,323,135     1,430,382     1,508,948

Losses and LAE                             (779,691)     (868,439)     (903,866)     (993,293)   (1,048,009)   (1,100,962)

Operating Expenses (incl. Commissions)     (352,707)     (300,589)     (323,577)     (372,941)     (406,527)     (427,251)
                                         ----------    ----------    ----------    ----------    ----------    ----------

Total Underwriting Income                   (41,682)      (54,384)      (46,011)      (43,098)      (24,154)      (19,266)

Interest Income                             153,024       186,074       215,447       252,300       291,274       330,221
Capital Gains                                35,020        20,000        20,000        20,000        20,000        20,000
Interest Expense & Amort. of Goodwill        (1,483)       (1,483)       (1,483)       (1,483)       (1,483)       (1,483)
                                         ----------    ----------    ----------    ----------    ----------    ----------

Pretax ordinary income                      144,879       150,207       187,953       227,719       285,638       329,472

Other income                                 28,837        23,100        21,700        26,150        30,338        32,638
                                         ----------    ----------    ----------    ----------    ----------    ----------

Net Income (pre tax)                        173,716       173,307       209,653       253,869       315,975       362,110

Taxes                                       (43,324)      (59,505)      (72,929)      (91,885)     (110,016)     (121,487)
                                         ----------    ----------    ----------    ----------    ----------    ----------

Net Income (after tax)                      130,392       113,802       136,724       161,984       205,959       240,622

--------------------------------------------------------------------------------------------------------------------------

Zurich Reinsurance North America                           Pro Forma Projections

-----------------------------------------------------------------------------------------------------------
Balance Sheet                                  1997       1998       1999        2000       2001       2002
-------------                                  ----       ----       ----        ----       ----       ----
                                             ($ 000s)
-----------------------------------------------------------------------------------------------------------
Assets
    Invested Assets                       2,812,385  3,257,633  3,723,283   4,274,367  4,842,712  5,429,244

    Reinsurance Assets                    1,221,588  1,303,099  1,342,027   1,409,951  1,477,846  1,549,663
    Deferred Policy Acquisition Cost        100,325     99,683     97,465     108,905    117,875    128,954
    Accrued Investment Income                30,660     35,181     38,592      42,310     46,398     50,641
    Deferred Taxes                           19,000     26,168     27,675      29,508     31,863     34,622
    Due (to)/from Affiliates                  9,253      3,000      3,000       3,000      3,000      3,000
    Property Plant & Equipment                8,861      8,861      8,861       8,861      8,861      8,861
    Intangible Assets / Goodwill            123,795    117,577    111,359     105,141     98,923     92,705
    Other Assets                             19,731     20,531     21,371      22,253     23,179     24,152

                                           --------   --------   --------    --------   --------   --------

    Total Assets                          4,345,598  4,871,734  5,373,634   6,004,297  6,650,657  7,321,840

Liabilities
    Loss and loss adjustment expenses     1,968,070  2,193,080  2,407,066   2,644,966  2,885,040  3,119,669
    Reinsurance Balances payable          1,777,840  1,357,319  1,496,081   1,706,174  1,887,023  2,066,055
    Long term debt                          196,000    196,150    196,300     196,450    196,600    196,750
    Short term debt                               0          0          0           0          0          0
    Deferred Income tax                     (34,142)   (34,142)   (34,142)    (34,142)   (34,142)   (34,142)
    Income Tax payable                       10,877     15,010     24,987      35,405     44,296     50,000
    Dividends payable                             0          0          0           0          0          0
    Other liabilities                        79,343     80,373     84,645      89,819     96,153    103,846

Shareholders' Equity

                                           --------   --------   --------    --------   --------   --------

    Shareholders Equity                     947,610  1,063,945  1,198,698   1,365,625  1,575,688  1,819,663

                                           --------   --------   --------    --------   --------   --------

    Total Liab. & Equity                  4,345,598  4,871,735  5,373,635   6,004,297  6,650,657  7,321,840

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